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                                                                    Exhibit 10.7

                                                                  CONFORMED COPY

                      AMENDMENT TO BUILDING LEASE AGREEMENT
                      -------------------------------------

                  This amendment to the Building Lease Agreement dated July 1, 1995 (the "LEASE AGREEMENT") between Distribution Land Corp., a Delaware corporation (hereinafter referred to as "LANDLORD") and Too, Inc., a Delaware corporation (successor to Limited Too, Inc., and hereinafter referred to as "TENANT") is entered into and made as of the 23rd day of August, 1999, by and between Landlord and Tenant.

                              W I T N E S S E T H:

                  WHEREAS, Tenant leases from Landlord a portion of a certain office/warehouse distribution facility containing approximately 100,600 square feet of floor space, identified on Exhibit A attached to the Lease Agreement (the "BUILDING"), pursuant to the terms of the Lease Agreement; and

                  WHEREAS, the Building is located upon an approximately 11.479 acre parcel of land located on Morse Road, Columbus, Ohio, which land is depicted on Exhibit A attached to the Lease Agreement (the "CAMPUS"); and

                  WHEREAS, Landlord leases to Tenant the Building and has granted to Tenant the right to utilize certain common areas and facilities located within the Campus, all subject to the terms and conditions of the Lease Agreement; and

                  WHEREAS, The Limited, Inc. ("THE LIMITED") and Tenant are, on the date hereof, entering into a Distribution Agreement (the "DISTRIBUTION AGREEMENT") pursuant to which Tenant will become an independent company from The Limited;

                  WHEREAS, Landlord and Tenant desire to amend the Lease Agreement as hereinafter provided; and

                  WHEREAS, Landlord is committing to provide approximately 80,000 square feet of floor space pursuant to this Amendment.

                  NOW, THEREFORE, in consideration of the premises described above and the mutual promises set forth herein, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

         SECTION 1. Definitions. Any capitalized terms not defined herein shall have the meanings ascribed to them in the Lease Agreement.

         SECTION 2. Amendments. Effective as of the date hereof, the parties agree that the Lease Agreement shall be amended as follows:

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          (a) Section 1.02.D is deleted in its entirety and replaced with the following:

                  "D.1 Initial Term: Two (2) years, beginning on the Distribution Date (as defined in the Distribution Agreement) (the "COMMENCEMENT DATE") and ending on the second anniversary thereof (the "EXPIRATION Date")"

                  "D.2 Renewal Option: One (1) one-year Renewal Option (on the terms set forth in Section 3.06 hereof)

          (b) Section 1.02G is deleted in its entirely and replaced with the following:

                  "G. Use: office/warehouse distribution use related to distribution for retail sale of girls', infants' and toddlers' apparel, accessories, lifestyle and personal care items and other products, and for all administrative activities relating thereto"

          (c) A new Section 1.02H is added, which reads as follows:

                  "H.      Addresses for Notices and Payments:

                           Tenant:    Too, Inc.
                                      3885 Morse Road
                                      Columbus, Ohio 43219
                                      Attention: Doug Tilson

                           Landlord:  Distribution Land Corp.
                                      c/o The Limited, Inc.
                                      Three Limited Parkway
                                      P.O. Box 16000
                                      Columbus, Ohio 43216
                                      Attention: Corporate Real Estate
                                      Department

         (d) Section 1.03H shall be redesignated as "Section 1.03A" and all references to Section 1.03H in the Lease Agreement shall be deemed to be modified accordingly.

         (e) Section 1.03I shall be redesignated as "Section 1.03B" and all references to Section 1.03I in the Lease Agreement shall be deemed to be modified accordingly.

         (f) Section 2.04 is deleted in its entirety and replaced with the following "Intentionally omitted".

         (g) Section 3.05 is deleted in its entirety, and replaced with the following:

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                  "3.05 - RENEWAL OPTION. So long as Tenant is not in default under the terms of this Lease, Landlord does hereby grant to Tenant the right and option to extend and renew the Initial Term of this Lease for one (1) additional period of one (1) year (herein the "RENEWAL TERM"), beginning on the date immediately following the Expiration Date of the Initial Term, upon the same terms, conditions, covenants and provisions as are provided in this Lease (including the Base Rent). Unless Tenant notifies Landlord, at least six (6) months prior to the expiration of the Initial Term, of Tenant's intent not to extend and renew the Term of this Lease, Tenant shall be deemed to have exercised its Renewal Option in respect of the Renewal Term. If the Renewal Option is exercised as provided herein, then this Lease shall be deemed to have been amended on the Expiration Date of the Initial Term to reflect the changes which will result from such extension of the Term of this Lease, including the modification of all references in the Lease to the "Term" thereof (as defined in Section 3.01) to include the Renewal Term as well as the Initial Term."

         (h) Section 4.02A is deleted in its entirety and replaced with the following:

                           "A. ADJUSTMENT OF BASE RENT FOR PARTIAL USE OF
                  BUILDING BY LANDLORD. If, during the Term of this Lease, Landlord (or any person authorized by Landlord) utilizes any portion of the distribution space located in the Building, Tenant's rent for any given month shall be reduced by an amount equal to the product of (a) the number of square feet of distribution space used by Landlord times (b) the Base Rent for such distribution space (as provided in Item 1.02D(iii) of the Basic Lease Provisions) times (c) a fraction, the numerator of which is the number of days during such month during which Landlord used such space and the denominator of which is the number of days in such month."

         (i) Section 4.02B is deleted and replaced in its entirety with the following:

                           "B. ADJUSTMENT OF BASE RENT FOR CAPITAL IMPROVEMENTS.
                  From and after the Commencement Date, Tenant shall be solely responsible for the costs of installing any equipment or making any other capital improvement to the Building."

         (j) Section 4.03 is deleted in its entirety and replaced with the following "Intentionally omitted" and all references to "Additional Rent" and "Operating Expenses" in the Lease Agreement shall be deemed to be deleted.

         (k) Section 4.04 is deleted in its entirety and replaced with the following

                  "4.04 - INTEREST DUE UPON LATE PAYMENT. If Tenant fails to pay any installment of Base Rent within 30 days of the date on which payment is due as provided in Section 4.01 hereof (the "PAYMENT DATE"), Tenant shall be obligated to pay in addition to the amount due on such Payment Date, interest on such

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         amount at the prime, or best, rate (as quoted from time to time in the
         Wall Street Journal) compounded monthly from the relevant Payment Date through the date of payment. The provisions of this Section 4.04 shall not be construed to extend the date for payment of Base Rent or to relieve Tenant of its obligations to pay Base Rent at the time or times herein stipulated, and neither demand for, nor collection by Landlord of, interest pursuant to this Section 4.04 shall be construed as a cure of any default in payment by Tenant."

         (l) Section 5.01 is amended by replacing the words "Item I" with the words "Item G".

         (m) Section 5.06 is deleted in its entirety and replaced with the following "Intentionally omitted".

         (n) Section 9.03 is amended by adding the following at the end of the existing text:

                  "Landlord shall not be responsible for, and shall not be obligated to insure against, any loss or damage to any personal property of Tenant or which Tenant may have in the Building, or any trade fixture installed or paid for by Tenant in the Building, or any additional improvements which Tenant may construct in the Building."

         (o) Section 10.02 is amended by adding the following at the end of the existing text:

                  "Tenant agrees to maintain liability insurance with a minimum policy limit of $5 million ($5,000,000)."

         (p) Section 19.01 is deleted in its entirety and replaced with the following:

                  "19.01 - RELOCATION OF TENANT. Tenant acknowledges that Landlord retains the right, in its sole discretion, upon ninety (90) days' prior written notice, to require Tenant to relocate prior to the Expiration Date if Landlord believes such relocation to be necessary to enable proposed developments on the present site of the Building. In such event, Landlord shall make available approximately 80,000 square feet of alternative office and warehouse space to Tenant on terms substantially the same as set forth herein. Tenant hereby acknowledges that Landlord shall bear no responsibility for any claims of any kind, including for disruption of business, which Tenant might otherwise bring against Landlord in any respect relating to such relocation. In connection with such relocation, Landlord and Tenant shall amend this Lease as necessary, including to change the description and square footage of the demised premises. Landlord will use reasonable efforts to prevent any relocation contemplated by this Section 19.01 from occurring, but cannot provide any assurance that a relocation will not be required.

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         Tenant shall bear all costs of any relocation described in the immediately preceding paragraph, including, but not limited to, the costs of relocating personnel, systems and fixtures and any costs of any modifications or renovations required at such new premises; provided, however, that Landlord shall bear all costs of any such relocation if all of the following conditions are satisfied: (a) Landlord requires Tenant to vacate the Building prior to June 15, 2001,
         (b) Tenant is relocated to space other than the Abercrombie & Fitch Home Office space in Reynoldsburg, Ohio (the "A&F OFFICE SPACE") and
         (c) Tenant's relocation is to space that is temporary and not expected to be Tenant's ongoing and permanent headquarters location as mutually determined in good faith by the Tenant and Landlord. Tenant agrees that if (x) Tenant is relocated to the A&F Office Space or (y) Landlord is required to bear the costs of Tenant's relocation pursuant to the proviso of the immediately preceding sentence, then Landlord shall have the right to approve the selection of the contractor AND the final modification/renovation plans prior to the commencement of such modification/renovation."

         SECTION 3. No Other Modifications. Except as amended hereby, the Lease Agreement shall remain unchanged and the Lease Agreement as amended hereby shall remain in full force and effect.

         SECTION 4. Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the State of Ohio.

         SECTION 5. Successors and Assigns. This Amendment and the respective rights and obligations of the parties hereto shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, as well as the parties themselves.

         SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and said counterparts shall together constitute one and the same instrument, binding all of the parties hereto, notwithstanding all of the parties are not signatory to the original or the same counterparts.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Witnesses as to Landlord:           LANDLORD:

                                    DISTRIBUTION LAND CORP.


/s/Debra R. Robinett                By:   /s/ C. David Zoba
------------------------------            -----------------------------
Print Name:DEBRA R. ROBINETT                   Name:     C. David Zoba
                                               Title:    Vice President
/s/ Sanfort T. Mathias
------------------------------
Print Name: Sanfort T. Mathias
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Witnesses as to Tenant:                   TENANT:

                                          TOO, INC.

____________________________              By:  /s/  Kent A. Kleeberger
Print Name:__________________                  ---------------------------------
                                               Name:    Kent A. Kleeberger
                                               Title:   Vice President - Chief
                                                        Financial Officer
____________________________
Print Name:__________________

STATE OF  OHIO,
          ----
COUNTY OF FRANKLIN    , SS:
         -------------
         The foregoing instrument was acknowledged before me this 23rd day of August, 1999, by C. David Zoba, Vice President of Distribution Land Corp., a Delaware corporation, on behalf of the corporation.


                                            /s/ Debra R. Robinett
                                            --------------------------
                                            Notary Public

                                            [Notarial Seal]





STATE OF ______________________,
COUNTY OF ____________________, SS:

         The foregoing instrument was acknowledged before me this _____ day of August, 1999, by Kent A. Kleeberger, Vice President - Chief Financial Officer, of Too, Inc., a Delaware corporation, on behalf of the corporation.


                                            ----------------------------------
                                            Notary Public

                                            [Notarial Seal]